UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 1, 2007

American Financial Realty Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31678	020604479
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Old York Road, Jenkintown, Pennsylvania		19046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-887-2280

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Harold W. Pote Employment Agreement

On March 2, 2007, our operating partnership entered into an employment agreement with Harold W. Pote, our President and Chief Executive Officer since August 16, 2006. The term of the employment will continue until such date that either Mr. Pote or the Company provides not less than 60 days prior notice of termination to the other party. The employment agreement provides for an initial base salary of $500,000. This base salary will be reviewed annually by the Company's Board of Trustees or the Board's Compensation and Human Resources Committee ("Compensation Committee") to determine whether the base salary should be increased, and any increase resulting from such review will be effective on January 1 of the year to which the increase applies. The employment agreement also provides that Mr. Pote is eligible to receive annual cash bonuses at the discretion of the Compensation Committee. Mr. Pote's initial target bonus is $500,000 per full fiscal year and his initial maximum bonus is $1,000,000 per fiscal year. The employment agreement does not provide for any minimum cash bonus. The Board or the Compensation Committee will review Mr. Pote's target and maximum bonus each year to determine whether they should be increased effective January 1 of any year during the term of the employment agreement. Mr. Pote has been granted an initial award of 500,000 restricted common shares on August 16, 2006, which will vest at a rate of one-third on each anniversary of the effective date of the award. The common shares underlying this initial award will have voting and dividend rights from the effective date of the award. Mr. Pote is eligible for future grants of restricted common shares at the discretion of the Compensation Committee. If Mr. Pote resigns or his employment is otherwise terminated for any reason, including as a result of termination by the Company without cause, the unvested portion of this initial award will be forfeited. All restricted common share awards awarded to Mr. Pote will vest 100% upon a Change of Control (as defined in the employment agreement).

The employment agreement provides that Mr. Pote devote substantially all of his business time to our operations. The employment agreement provides that Mr. Pote will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with his position. Participation in employee plans will be subject to the terms of said benefit plans as in effect from time to time.

For a 12 month period after termination of Mr. Pote's employment for any reason, Mr. Pote has agreed to not compete with us by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a business substantially similar to our business during the period of Mr. Pote's employment with us.

David J. Nettina Incentive Award

On March 1, 2007, we granted to David J. Nettina, our Executive Vice President and Chief Financial and Real Estate Officer, an award of 100,000 restricted common shares, which will vest at a rate of one-third on each anniversary of the effective date of the award. The common shares underlying this award will have voting and dividend rights from the effective date of the award. If Mr. Nettina resigns or his employment is otherwise terminated for any reason, including as a result of termination by the Company without cause, the unvested portion of this award will be forfeited. This award will vest 100% upon a Change of Control (as defined in Mr. Nettina's employment agreement). The terms of this award are the same as the terms that are applicable to the initial award of restricted common shares awarded to Harold W. Pote, our President and Chief Executive Officer.

In light of the previous awards to Mr. Nettina, including his initial award of 16,000 restricted common shares awarded in April 2005, the Compensation Committee determined that, in consideration of the important role he plays in the Company, an award separate from his incentive compensation for 2006 was appropriate to provide Mr. Nettina with an additional incentive opportunity. In addition to this award, Mr. Nettina was awarded 60,000 restricted common shares as part of his incentive compensation for 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Financial Realty Trust

March 7, 2007	By:	Edward J. Matey Jr.

Name: Edward J. Matey Jr.
Title: Executive Vice President and General Counsel